Exhibit 5.1

McCarthy Tétrault LLP Suite 4000 421-7th Avenue S.W. Calgary AB T2P 4K9 Canada Tel: 403-260-3500 Fax: 403-260-3501

May 13, 2019

Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta  T2P 3L8

Dear Sirs/Mesdames:

Re:       Enbridge Inc. – Filing of Form S-8

This opinion has been prepared in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) by Enbridge Inc. (the “Corporation”) under the Securities Act of 1933 (the “Securities Act”) with respect to the registration of up to 49,700,000 common shares of the Corporation (the “Common Shares”) issuable pursuant to the Corporation’s 2019 Long Term Incentive Plan (the “2019 Plan”).

Scope of Review

We have examined originals or copies certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the 2019 Plan and a certified copy of a resolution passed on February 13, 2019 by the directors of the Corporation and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

The opinion hereinafter expressed is limited to matters governed by the laws of the Province of Alberta and laws of Canada applicable therein.

Opinion

Based and relying upon the foregoing, we are of the opinion that the Common Shares, when issued in accordance with the terms of the 2019 Plan, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ McCarthy Tétrault LLP